Exhibit 99.5

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Nick Stanage Named President of Hexcel Corporation

STAMFORD, CT. — October 28, 2009 — Hexcel Corporation (NYSE: HXL) today announced that, effective November 9, 2009, Mr. Nick L. Stanage will become President of Hexcel.

Mr. Stanage, 50, joins Hexcel after serving as President of the Heavy Vehicle Products business of Dana Holding Corporation, a position he held since December 2005.  Mr. Stanage was VP and GM of the Commercial Vehicle Group at Dana from August 2005 to December 2005.  From 1986 to August 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), including VP Integrated Supply Chain & Technology for the Consumer Products Group and finally VP and GM of the Aerospace Group’s Engine Systems & Accessories Division.  Prior to joining AlliedSignal, Mr. Stanage worked as a design engineer for Clark Equipment Company in Benton Harbor, Michigan.  Mr. Stanage earned his MBA from Notre Dame, and a Bachelor of Science in Mechanical Engineering from Western Michigan University.

Mr. David E. Berges, Hexcel’s Chairman & CEO said “we are thrilled to have Nick Stanage joining us as President of Hexcel.  Nick brings with him almost three decades of experience across a broad spectrum of areas including engineering, operations and supply chain management, as well as marketing and sales.  His vast experience in advanced aerospace products as well as difficult vehicle markets should provide Hexcel crucial leadership as we strive to meet the challenges posed by the current market environment.”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Michael W. Bacal
(203) 352-6826
michael.bacal@hexcel.com